Exhibit 4.2

EXECUTION VERSION

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 11, 2015, between HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of May 11, 2015 (the “Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;

WHEREAS, Sections 2.01 and 9.01(10) of the Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any series of debt securities;

WHEREAS, the Company intends by this First Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the “4.150% Senior Notes due 2025” (the “Notes”); and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Indenture to make this First Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

(b) The following are definitions used in this First Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this First Supplemental Indenture shall govern with respect to the Notes.

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the Indenture.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company and/or one or more of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; or

(5) the approval by the holders of the Voting Stock of the Company of any plan for the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the Company’s first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control or, if earlier, upon abandonment of the Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless both of the Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Consolidated Tangible Assets” means, as of the date of determination, the aggregate amount of assets of the Company and its Subsidiaries as of the most recent consolidated balance sheet available as of that date of the Company and computed in accordance with GAAP applied on a consistent basis, reduced by the amount of goodwill and other intangible assets of the Company and its Subsidiaries reflected on such balance sheet.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who:

(1) was a member of such Board of Directors on the date of the issuance of the Notes; or

(2) was nominated for election or elected or appointed to the Company’s

Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date (notwithstanding that any portion of such Debt is included in current liabilities), including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Material Subsidiary” means each Subsidiary of the Company which owns a Principal Property.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Liens” means:

(1) Liens existing on the date of the Indenture, or any Lien in favor of the Trustee for the benefit of Holders of the Notes;

(2) Liens in favor of the Company;

(3) Liens on any property existing at the time the Company or a Material Subsidiary acquired or leased such property, including property acquired by the Company or a Material Subsidiary through a merger or similar transaction;

(4) Liens on any Principal Property to secure all or part of the cost of acquisition, construction, development or improvement of such Principal Property, or to secure Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such Principal Property and (B) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved;

(5) Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

(6) Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 90 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent for a period of more than 90 days or remain payable without penalty or which are being contested in good faith by appropriate actions;

(8) Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety, environmental, workers’ compensation, unemployment insurance, pension plans and insurance obligations) in each case incurred in the ordinary course of business;

(9) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or its Subsidiaries with respect to which the Company or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 90 days of the date of judgment or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Subsidiaries is a party;

(10) easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses or the Subsidiaries’ businesses, taken as a whole;

(11) Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such leases are not otherwise prohibited;

(12) any Lien renewing, extending or replacing any Lien referred to in clauses (1) through (11) or this clause (12), to the extent that (a) the principal amount of the indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; or

(13) any other Lien on any of the Company’s or its Subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of the Company or its Subsidiaries in an aggregate amount at the time of the creation of such Lien that, together with the amount of such indebtedness, liabilities and obligations secured by other Liens pursuant to this clause at such time, does not exceed an amount equal to 12.5% of the Company’s Consolidated Tangible Assets (determined as of the most recently ended fiscal quarter for which financial statements are available).

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by the Company or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 1.0% of the Consolidated Tangible Assets of the Company and its consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof will not be a Principal Property if the Company’s Chief Financial Officer or Board of Directors in good faith determines it is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company as Quotation Agent.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, Rating Agency shall include any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined) selected by Wells Fargo Securities, LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date (as defined in Section 2.04(c) of this First Supplemental Indenture) with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property owned on the date of the Indenture or thereafter acquired whereby the Company or any Subsidiary of the Company transfers such property to another Person and the Company or the Subsidiary leases or rents it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Company’s in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more of the Subsidiaries or by the Company and one or more of the Subsidiaries.

“Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis), computed as of the second Business Day immediately preceding that Redemption Date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Change of Control Offer”	4.01(a)

“Change of Control Payment”	4.01(a)

“Change of Control Payment Date”	4.01(b)

“Interest Payment Date”	2.04(c)

“Maturity Date”	2.04(b)

“Regular Record Date”	2.04(c)

Section 1.03. Incorporation by Reference of Trust Indenture Act.

This First Supplemental Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this First Supplemental Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this First Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other TIA terms used in this First Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rules promulgated under the TIA have the meanings assigned to them by such definitions.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE AND CREATION, FORMS, TERMS AND CONDITIONS OF NOTES

Section 2.01. Application of this First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes. The Notes constitute a separate series of Securities as provided in Section 2.01 of the Indenture.

Section 2.02. Creation of the Notes. In accordance with Section 2.01 of the Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of $400,000,000.

Section 2.03. Form of the Notes. The Notes shall each be issued in the form of a Global Security, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for DTC and registered in the name of “Cede & Co.,” as the nominee of DTC. The Notes shall be substantially in the form of Exhibit A attached hereto. So long as DTC, or its nominee, is the registered owner of a Global Security, DTC or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture and under such Notes. Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

Section 2.04. Terms and Conditions of the Notes.

The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a) Title and Conditions of the Notes. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be unlimited.

(b) Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in U.S. Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on May 15, 2025 (the “Maturity Date”).

(c) Payment of Principal and Interest. The Notes shall bear interest at 4.150% per annum, from and including May 11, 2015, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal. Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears in U.S. Dollars on May 15 and November 15 of each year, commencing on November 15, 2015 (each such date, an “Interest Payment Date” for the purposes of the Notes under this First Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on May 1 or November 1 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this First Supplemental Indenture).

(d) Registration and Form. The Notes shall be issuable as registered securities as provided in Section 2.03 of this Article II. The form of the Notes shall be as set forth in Exhibit A attached hereto. The Notes shall be issued and may be transferred only in minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. All payments of principal, Redemption Price, any purchase price relating to a Change of Control Offer and accrued unpaid interest in respect of the Notes shall be made by the Company as set forth in the Notes.

(e) Legal Defeasance and Covenant Defeasance. The provisions for legal defeasance in Section 8.02 of the Indenture, and the provisions for covenant defeasance in Section 8.03 of the Indenture, shall be applicable to the Notes. For the avoidance of doubt, if the Company shall effect a defeasance of the Notes pursuant to Section 8.02 or Section 8.03 of the Indenture, the Company shall cease to have any obligation to comply with the covenants and agreements set forth in Articles IV and V of this First Supplemental Indenture and the omission to comply with such covenants and agreements shall not constitute an Event of Default.

(f) Further Issuance. Notwithstanding anything to the contrary contained herein or in the Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes indenture, including for purposes of voting and redemptions. Any additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes.

(g) Redemption. The Notes are subject to redemption by the Company in whole or in part in the manner described in Article V of the Indenture, as modified by the terms and provision provided in Article III of this First Supplemental Indenture.

(h) Ranking. The Notes will be the Company’s unsecured and unsubordinated obligations and will rank equally with all of its unsecured and unsubordinated indebtedness outstanding on the date of the Indenture and thereafter and senior to all of its subordinated debt outstanding on the date of the Indenture and thereafter.

(i) Sinking Fund. The Notes are not entitled to any sinking fund.

(j) Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

ARTICLE III

REDEMPTION

Section 3.01. Optional Redemption. At any time prior to February 15, 2025, the Notes are subject to redemption, in whole or in part, from time to time, at the Company’s option, upon at least 30 days’ but not more than 60 days’ prior written notice to each Holder of Notes to be redeemed, at a Redemption Price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed, and

(ii) the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points.

At any time on or after February 15, 2025, the Company may redeem the Notes, in whole or in part from time to time, at its option,, upon at least 30 days’ but not more than 60 days’ prior written notice to each Holder of Notes to be redeemed, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed.

In each case, the Company will also pay the accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

Section 3.02. Open Market Repurchases. Notwithstanding any provision hereunder or under the Indenture to the contrary, the Company and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Company or any of its Affiliates purchase may, at the Company’s discretion, be held, resold or canceled.

ARTICLE IV

CHANGE OF CONTROL

Section 4.01. Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of the Notes as described under Section 3.01 of this First Supplemental Indenture and Section 5.04 of the Indenture, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c) On each Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(d) The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflicts.

ARTICLE V

COVENANTS

The covenants set forth in this Article V shall be applicable to the Company in addition to the covenants in Article III of the Indenture, which shall in all respects be applicable in respect of the Notes.

Section 5.01. Limitation on Liens.

The Company will not, and will not permit any Material Subsidiary to, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, owned on the date of the Indenture or thereafter acquired by the Company or any Subsidiary of the Company, to secure Debt, without effectively providing concurrently that the Notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

Section 5.02. Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Material Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property owned by the Company or any Material Subsidiary. However, a Sale and Leaseback Transaction will not be prohibited if:

(a) the transaction is permitted pursuant to the exception described in clause (13) of the definition of Permitted Liens;

(b) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by the Company’s Chief Financial Officer or Board of Directors in good faith) of the Principal Property leased pursuant to such transaction and an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 360 days of the Sale and Leaseback Transaction to either (x) the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or (y) the voluntary retirement or repayment (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Funded Debt of the Company (other than indebtedness subordinated to the Notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(c) the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

(d) the lease is with the Company or another Material Subsidiary.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. The events of default in Article VI of the Indenture shall be applicable to the Notes. In addition, the following shall be Events of Default with respect to the Notes:

(a) an event of default (i) under the terms of any indenture or instrument for borrowed money under which the Company or any of its Subsidiaries has outstanding an aggregate principal amount of at least $100,000,000 or (ii) under the terms of our primary revolving bank facility, in each case, which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 60 days after notice of such acceleration); and

(b) the entry against the Company, or any of its Subsidiaries of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Ratification of Indenture.

This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 7.02. Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the TIA, the required or deemed provision shall control.

Section 7.03. Notices.

All notices and other communications shall be given as provided in the Indenture.

Section 7.04. Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO (OTHER THAN N.Y. GENERAL OBLIGATIONS LAW § 5-1401). EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 7.05. Successors.

All agreements of the Company in this First Supplemental Indenture and the Notes shall bind their successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 7.06. Multiple Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.07. Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 7.08. Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as statements of the Company and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Sandra E. Rowland
	Name:	Sandra E. Rowland
	Title:	Executive Vice President and Chief Financial Officer

Signature page to the First Supplemental Indenture

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Susan Chadbourne
	Name:	Susan Chadbourne
	Title:	Vice President

Signature page to the First Supplemental Indenture

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP NO. 413086AH2

ISIN NO. US413086AH29

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

4.150% SENIOR NOTE DUE 2025

$	No.:

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (herein called the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $         (DOLLARS AND NO CENTS) or such other principal amount as shall be set forth on Schedule I hereto on May 15, 2025 and to pay interest thereon at the rate of 4.150% per annum from and including May 11, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on May 15 and November 15 of each year, commencing on November 15, 2015 (each, an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at

Exhibit A - Page 1

the close of business on the regular record date for such interest, which will be the May 1 or November 1 (whether or not that date is a Business Day), as the case may be (each, a “Regular Record Date”), immediately preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note (including, without limitation, any Redemption Price or purchase price relating to a Change of Control Offer) will be made at the office or agency of the Company maintained for that purpose pursuant to the Indenture (initially the principal corporate trust office of the Trustee in St. Paul, MN (the “Corporate Trust Office”)), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register. Payments of principal and interest at maturity will be made against presentation of this Note at the Corporate Trust Office (or such other office as may be established pursuant to the Indenture), by check or wire transfer.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

Exhibit A - Page 2

IN WITNESS WHEREOF, the Company has caused this Note to be to be duly executed as of the date set forth below.

Date:

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:
Name:
Title:

Exhibit A - Page 3

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exhibit A - Page 4

(Reverse of Note)

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

4.150% SENIOR NOTE DUE 2025

1. This Note is one of a duly authorized issue of securities of the Company designated as its 4.150% Senior Notes due 2025 (the “Notes”) unlimited in aggregate principal amount issued and to be issued under an indenture, dated as of May 11, 2015, between the Company and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and the first supplemental indenture, dated as of May 11, 2015 (the indenture, as so supplemented and as it may be further supplemented or amended from time to time, is herein referred to as the “Indenture”), between the Company and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The indebtedness of the Company evidenced by the Notes, including the principal thereof and interest thereon (including post-default interest), will constitute unsecured and unsubordinated indebtedness of the Company and will rank equally in right of payment with all of the Company’s current and future unsecured and unsubordinated indebtedness.

2. At any time prior to February 15, 2025, the Notes are subject to redemption, in whole or in part, from time to time, at the Company’s option at a Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed, and

(ii)	the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points.

At any time on or after February 15, 2025, the Company may redeem the Notes, in whole or in part from time to time, at its option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed.

In each case, the Company will also pay the accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

Any notice to Holders of Notes of a redemption pursuant to this paragraph 2 hereof will include, among other things set forth in the Indenture, the Redemption Date, the Redemption Price (or the methodology for determining the Redemption Price), the amount of accrued and unpaid interest to the Redemption Date, and the name and address of the Paying Agent.

Exhibit A - Page 5

3. Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of the Notes pursuant to paragraph 2 of this Note, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

4. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

5. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Notes under the Indenture at any time by the Company, and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

6. No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Securities Register of the Company, upon surrender of this Note for registration of transfer at the Corporate Trust Office, duly endorsed by, or accompanied by a written instruction of transfer in form satisfactory to the Company, and duly executed by the Holder hereof or such Holder’s attorney, duly authorized in writing, on which instruction the Company can rely, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

9. The Notes are issuable only in fully registered form, without coupons, in minimum denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000. As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes in authorized denominations, as requested by the Holder surrendering the same.

Exhibit A - Page 6

10. No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

11. Prior to the due presentment of this Note for registration of transfer or exchange, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

12. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

13. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder or other owner of Capital Stock of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUT (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Each Holder of this Note covenants and agrees by such Holder’s acceptance thereof to comply with and be bound by the foregoing provisions.

18. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO (OTHER THAN N.Y. GENERAL OBLIGATIONS LAW § 5-1401). EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

19. All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit A - Page 7

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - Page 8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.01 of the First Supplemental Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.01 of the First Supplemental Indenture, state the amount in principal amount: $

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - Page 9

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

Exhibit A – Schedule I